EXHIBIT 99.1

TRACKPOWER CHANGES AUDITOR

TORONTO, ONTARIO June 20, 2007 – Trackpower, Inc. (OTCBB:”TPWR”) (“Trackpower” or the “Company”) today announced it failed file its Form 10KSB for its fiscal year ended February 28, 2007 within the extension period prescribed by SEC Rule 12b-25.

The reason for the delay is attributable to the decision of the Company’s Board of Directors to change auditors. This was done purely for economic reasons. The Company intends to file its Form 10-KSB no later than July 13, 2007, or within 30 days after the extended deadline of June 13, 2007.

Trackpower Chairman and CEO, John G. Simmonds stated, “In the interim the common shares of Trackpower will continue to trade, but under the symbol “TPWRE”, signifying that the Company is a non-timely filer. As long as the Company files within 30 days the symbol will return to normal.”

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Trackpower, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Trackpower, Inc.’s SEC filings. Trackpower, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Trackpower, Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Trackpower, Inc.’s SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO

905-833-9845 ext. 223